(V27) Vanguard Index Funds - Vanguard Total Stock Market Index Fund
(a) Statement of Net Assets (as of April 2015) (All Share Classes)			USD=	119.00	as of 4/30/15

			(As of the end of April 2015)
		US$	JPY (in thousands except column V)
I. Total Assets		408,840,510,141	48,652,020,707
II Total Liabilities		2,290,960,282	272,624,274
III. Total Net Assets (I - II)	*	406,549,549,859	48,379,396,433
IV. Total Number of Shares Outstanding	**	7,190,925,328	Shares
V. Net Asset Value per Share (III / IV)	***	56.54

* Total Net Assets for Investor Shares = $ 122,709,066,770.46
** Total Number of Shares Outstanding for Investor Shares = 2,338,143,874.9560
*** Net Asset Value per Share for Investor Shares = $ 52.48